Exhibit 23.1

CONSENT OF ERNST & YOUNG LLP,
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We consent to the incorporation by reference in the Registration Statements: (1) on Form S-8 pertaining to the 1992 Stock Option Plan (Nos. 33-96458 and 333-87731), the Italian Employees Warrant Program (No. 333-87743), the 1998 Nonstatutory Stock Option Plan (No. 333-87739), the 1997 Incentive And Nonstatutory Stock Option Plan (Nos. 333-87735, 333-47896 and 333-81956), the 2000 MRV Communications, Inc. Stock Option Plan for Employees Of Optronics International Corp. (No. 333-47898), the 2000 MRV Communications, Inc. Stock Option Plan For Employees of Astroterra Corporation (No. 333-47900), the 2001 MRV Communications, Inc. Stock Option Plan For Employees Of Appointech, Inc. (No. 333-71180), the MRV Communications, Inc. 2002 International Stock Option Plan (No. 333-81954), the MRV Communications, Inc. 2002 Nonstatutory Stock Option Plan For Employees Of LuminentOIC, Inc. (No. 333-81958), the LuminentOIC Inc. Amended And Restated 2000 Stock Option Plan (No. 333-81950) and Non-Director and Non-Executive Officer Consolidated Long-Term Stock Incentive Plan (No. 333-107109); (2) on Form S-3 filings No. 333-86163, 333-44534, 333-106169, and 333-106177; and (3) on Form S-4 filing No. 333-44536; of MRV Communications, Inc. of our reports dated February 25, 2005, with respect to the consolidated financial statements of MRV Communications, Inc., MRV Communications, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of MRV Communications, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2004.

/s/ ERNST & YOUNG LLP

Woodland Hills, California
March 7, 2005

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